Exhibit 10.1

Lecil E. Cole

1750 Orcutt Road

Santa Paula, CA 93060

December 8, 2025

Dear Lee,

In recognition of your retirement as the President and Chief Executive Officer of Calavo Growers, Inc. (the “Company,” “we,” “us,” or “our”) effective as of the date hereof and the continuing sale of avocados by you (or your affiliates (collectively, “You”)) to the Company (or its subsidiaries), this letter agreement (this “Agreement”) sets forth the terms and conditions of our continuing relationship with You. In this Agreement, we make reference to that certain Stock Option Grant Notice dated March 15, 2023, attached hereto as Attachment A (the “Stock Option”) and the Employment Agreement dated March 10, 2023, by and between the Company and You (the “Employment Agreement”).

1.Right of First Offer. You agree that during the Term (as defined below), You will offer to the Company all of the avocados grown by You from time to time for purchase by the Company (the “Offered Avocados”). The Company shall promptly offer to purchase any and all Offered Avocados at a price (or range of prices) determined in its sole discretion consistent with its then current quote sheet (the “Offered Price”). You may either (i) accept the Offered Price and complete the sale of the Offered Avocados in substantially the same manner and pursuant to the terms (other than price) between You and us in the ordinary course of historic dealing, or (ii) You may sell any or all of the Offered Avocados to a third party so long as the price paid by such third party is greater than the Offered Price (provided, that in the event a range of prices is offered by us or such third party, such determination shall be made based on the lowest offered price by us or such third party, as applicable).

2.Stock Option. In consideration of the Right of First Offer set forth in Section 1 above and Your other covenants set forth in this Agreement, the Stock Option shall be amended to provide:

2.1The Company hereby waives the satisfaction of the Milestones (as defined in the Stock Option) set forth in clauses (ii) through (iv) of the Vesting Schedule set forth in the Stock Option, such that 300,000 shares subject to the Stock Option (the “Accelerated Options”) are immediately exercisable without further action by You.

2.2The right to exercise the Accelerated Options shall extend until 5:00 p.m. Pacific Time on the last day of the Term (or if such last day is a holiday or weekend, the last business day preceding such day) and the parties acknowledge that the option to purchase the other 200,000 shares subject to the Stock Option was previously extended until July 31, 2026.

2.3Upon the consummation of a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan, as amended), each share of Common Stock subject to the Stock Option shall automatically convert into the right to receive (x) the per share consideration payable to each holder of a share of Common Stock less (y) (i) the Exercise Price (per share) and (ii) applicable withholding taxes, if (x) minus (y) is greater than $0.00.

3.Term. The term of this Agreement shall commence as of the date set forth above and shall continue for a period of twelve (12) months thereafter, unless earlier terminated in accordance with Section 6 (the “Term”).

4.Relationship of the Parties. This Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between You and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company. You shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

5.Covenants. You agree that during the Term (i) You shall not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning the Company’s products or services, (ii) You shall not make, publish, or communicate to any person or entity or in any public forum any false, defamatory, or disparaging remarks, comments, or statements concerning us, our subsidiaries or our businesses, or any of our or our subsidiaries’ employees, officers, or directors, or our existing or prospective customers, suppliers, investors, or other associated third parties. This Section 5 does not prevent You from making factual statements in complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You further agree and covenant that Sections 3(c), 3(d), 3(e), 4(d), 5(a) and 6-9 of the Employment Agreement (which otherwise terminates as of the date hereof) shall survive your retirement as President and Chief Executive Officer of the Company.

6.Termination. You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party breaches this Agreement. The terms and conditions of this Section 6 and Section 4, Section 5 and Sections 7-10 shall survive the expiration or termination of this Agreement.

7.Assignment. You shall not assign any rights or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be null and void. This Agreement will inure to the benefit of, be binding on, and be enforceable against the Company, You and its or your respective successors and permitted assigns.

8.Remedies. In the event You breach or threaten to breach this Agreement, You acknowledge and agree that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damage, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages, or other available forms of relief. If either party brings an action at law or equity to enforce its rights under this Agreement, the non-prevailing party shall pay the prevailing party’s reasonable costs and expenses (including attorneys’ fees).

9.Governing Law, Jurisdiction, and Venue. This Agreement and all related documents including all attachments and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in any state or federal court located in the State of California. The parties irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

10.Miscellaneous.

10.1All notices, requests, consents, demands, waivers, and other communications (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth in this Agreement (or to such other address that may be designated by a party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if: (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this Section.

10.2This Agreement, together with the Stock Option (as amended by Section 2 of this Agreement) and the Employment Agreement (as amended by Section 5 of this Agreement), constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.3This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party, and any of the terms thereof may be waived only by a written document signed by the party waiving compliance.

10.4If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.5This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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If this letter accurately sets forth our agreement and understanding, kindly execute this letter where indicated below and return it to the undersigned.

Very truly yours,

Calavo Growers, Inc.

BY:	/s/ Kathleen Holmgren
(Signature)
Name:	Kathleen Holmgren
Title:	Chairperson
Mailing address:
1141-A Cummings Road
Santa Paula, California 93060

ACCEPTED AND AGREED:

Lecil E. Cole

BY:	/s/ Lecil E. Cole
(Signature)
Mailing address:
Email address:
Date: December 8, 2025